Wilmer Cutler Pickering Hale and Dorr LLP

April 10, 2006

The Neiman Marcus Group, Inc.
Neiman Marcus Inc.

c/o The Neiman Marcus Group, Inc
One Marcus Square, 1618 Main Street,
Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to NM Nevada Trust, a Massachusetts business trust (the "NM Trust") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the 9%/9 3/4% Senior Notes due 2015 issued by The Neiman Marcus Group, Inc., a Delaware corporation and Neiman Marcus, Inc., a Delaware corporation (together with The Neiman Marcus Group, Inc., the "Issuers") (the "Senior Exchange Notes") and the Issuers' 10 3/8% Senior Subordinated Notes due 2015 (the "Senior Subordinated Exchange Notes" and together with the Senior Exchange Notes, the "Exchange Notes") to be offered in exchange for all of the Issuers' outstanding 9%/9 3/4% Senior Notes due 2015 and 10 3/8% Senior Subordinated Notes due 2015, respectively (the "Initial Notes"). The Senior Exchange Notes will be issued under a Senior Indenture (the "Senior Indenture") dated as of October 6, 2005, among Newton Acquisition, Inc., a Delaware corporation ("Holdings"), Newton Acquisition Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings ("Merger Sub"), certain subsidiaries, including the NM Trust, of Holdings (together, the "Subsidiary Guarantors") and Wells Fargo, National Association in its capacity as trustee (the "Trustee"). The Senior Subordinated Exchange Notes will be issued under a Senior Subordinated Indenture (together with the Senior Indenture, the "Indentures") dated as of October 6, 2005, among Holdings, Merger Sub, the Subsidiary Guarantors and the Trustee. The Indentures include the guarantees of the Initial Notes and the Exchange Notes.

In rendering the opinions expressed below, we have reviewed the following documents:

  (a)
  executed copies of the Indentures;

  (b)
  the NM Trust's Agreement and Declaration of Trust, certified by the Secretary of the Commonwealth of Massachusetts (the "Declaration of Trust") as of April 5, 2006;

  (c)
  a Certificate of the Clerk of the NM Trust, dated as of the date hereof (the "Secretary's Certificate"), attesting to (i) true, correct and complete copies of the Declaration of Trust, the By-Laws of the NM Trust, and certain resolutions of the corporate trustee and stockholders of the NM Trust, as each of the foregoing is in effect on the date hereof and (ii) the authorization, incumbency and signatures of certain officers of the NM Trust; and

  (d)
  a Certificate of the Secretary of the Commonwealth of the Commonwealth of Massachusetts, dated as of April 4, 2006, attesting to the legal existence and good standing for the NM Trust in the Commonwealth of Massachusetts.

The documents referred to in clause (a) above are referred to collectively as the "Transaction Documents."

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity and competence of all individuals, the completeness and accuracy of all trust records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies of documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have not reviewed the minute books of the NM Trust.

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the NM Trust, upon the representations made to us by one or more officers or employees of the NM Trust, upon the representations and warranties of the NM Trust and the Trustee in the Transaction Documents. We have not conducted any independent investigation of, or attempted to verify independently, such factual matters. We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body or agency in any jurisdiction.

For purposes of this opinion, we have assumed that (i) the sole corporate trustee of the NM Trust has been duly authorized to execute and deliver the Written Consent of the Sole Corporate Trustee and Consent of the Stockholders of NM Nevada Trust, (ii) the Transaction Documents and all other instruments executed and delivered in connection therewith have been duly authorized, executed and delivered by all parties thereto other than the NM Trust, and that all such other parties have all requisite power and authority, and have taken all action necessary, to execute and deliver, and to perform their obligations under, the Transaction Documents and all other instruments executed and delivered in connection therewith, and (iii) no consent, approval, authorization, declaration or filing by or with any governmental commission, board or agency is required by any party to the Transaction Documents other than the NM Trust for the valid execution and delivery of, and performance of their obligations under, such documents. We have also assumed that (and therefore express no opinion regarding) each of the Transaction Documents and all other instruments executed and delivered in connection therewith is the valid and binding obligation of each party thereto, including the NM Trust, and is enforceable against all parties, including the NM Trust, in accordance with its respective terms. We do not render any opinion as to the application of or compliance with any federal or state law or regulation to the power, authority or competence of any party to the Transaction Documents other than the NM Trust.

We are opining herein solely as to the state laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. To the extent that any other laws govern any of the matters as to which we are opining herein, we have assumed for the purposes of this opinion, with your permission and without investigation, that such laws are identical to the state laws of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct. We express no opinion herein with respect to compliance by any party, including the NM Trust, with state securities or "blue sky" laws or with any state or federal anti-fraud laws.

The opinions expressed in paragraph 1 below, insofar as they relate to the legal existence and good standing of the NM Trust, are based solely upon the certificate referred to in clause (d) above, are rendered as of the date of such certificate, and are limited accordingly. We express no opinion as to the tax good standing of the NM Trust in any jurisdiction.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy (including any avoidance provisions), insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general principles of equity, including the availability of any equitable or specific remedy, or the successful assertion of any equitable defense. We assume that (i) there has been no mutual mistake of fact or misunderstanding, or fraud, duress, or undue influence in connection with the negotiation, execution or delivery of the Transaction Documents, and (ii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, vary, supplement or qualify the terms of the Transaction Documents.

With respect to our opinions below, we have assumed that the execution and delivery of such Transaction Documents to which the NM Trust is a party and consummation of the transactions contemplated thereby is necessary or convenient to the conduct, promotion, or attainment of the business of the NM Trust.

We have assumed for the purposes of our opinion that the Trustee and the Holders (as defined in the Indentures) are subject to control, regulation or examination by a state or federal regulatory agency within the meaning of Section 49 of Chapter 271 of the Massachusetts General Laws or are in compliance with Section 49(a) of Chapter 271 of the Massachusetts General Laws. The opinions expressed below are qualified to the extent that the Trustee and the Holders (as defined in the Indentures) could be barred from maintaining an action or obtaining a recovery in the courts of the Commonwealth of Massachusetts if the Trustee and the Holders are transacting business therein (within the meaning of M.G.L. c. 156D) without complying with the requirements of M.G.L. c. 156D.

For purposes of our opinions rendered below, and without limiting any other comments and qualifications set forth herein, we have assumed that NM Trust has received reasonably equivalent value and fair consideration in exchange for its obligations or undertakings in connection with the transactions contemplated by the Transaction Documents, and that prior to and after consummation of the transactions contemplated by the Transaction Documents to which it is a party, NM Trust is not insolvent, rendered insolvent or left with unreasonably small capital within the meaning of 11 U.S.C. § 548 and M.G.L. c. 109A, § 1 et seq.

For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the NM Trust of its obligations under the Transaction Documents will be identical to the facts and law governing its performance on the date of this opinion.

Based upon and subject to the foregoing and to the comments and qualifications following these opinions, it is our opinion that:

1.
The NM Trust is a business trust legally existing and in good standing under the laws of the Commonwealth of Massachusetts. The NM Trust has the trust power to own its properties and conduct its business as it is, to our knowledge, currently conducted.

2.
The NM Trust has the trust power to enter into each of the Transaction Documents to which it is a party and to perform its obligations thereunder.

3.
The execution and delivery of each of the Transaction Documents has been duly authorized by all necessary trust action of the NM Trust, and each of the Transaction Documents has been duly executed and delivered by the NM Trust.

4.
The performance by the NM Trust of its obligations under the Transaction Documents will not (a) require any consent, approval, authorization, registration or qualification of or with any governmental authority of the Commonwealth of Massachusetts that in our experience normally would be applicable to general business entities with respect to such performance or (b) result in a violation of the Declaration of Trust or By-laws of the NM Trust.

5.
The execution and delivery by the NM Trust of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, do not violate the provisions of the state laws of the Commonwealth of Massachusetts applicable to the NM Trust.

This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing facts, statutes, rules, regulations and judicial decisions, and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By: /s/ John D. Sigel
John D. Sigel, a Partner